Exhibit 3.218

FILED

AUG 14 1985 10 AM

SECRETARY OF STATE
CERTIFICATE OF INCORPORATION
OF
BFI ENERGY SYSTEMS OF HEMPSTEAD, INC.
[ILLEGIBLE]
1.	The name of the corporation is: BFI Energy Systems of Hempstead, Inc.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares shall be One Dollar ($1.00) amounting in the aggregate to One Thousand and No/100 Dollars ($1,000.00).

5.	The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6.	The name and mailing address of the incorporator is:

Eileen B. Basinger 14701 St. Mary’s Houston, Texas 77079
I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 1st day of August, 1985.

/s/ Eileen B. Basinger
Eileen B. Basinger
RECEIVED FOR RECORD AUG 14 1985 LEO J. DUGAN, Jr., Recorder